Exhibit 10.1

EXECUTION VERSION

SEPARATION AND RELEASE AGREEMENT

This SEPARATION AND RELEASE AGREEMENT dated as of this August 31, 2013 (the “Agreement”), between TESARO, Inc., a Delaware corporation (the “Company”) and Richard J. Rodgers, a resident of the State of Minnesota (the “Executive”).

NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other good and sufficient consideration, receipt of which is hereby acknowledged, the Company and the Executive (sometimes hereafter referred to as the “Parties”) agree as follows:

1.                                      Separation and Payment.

(a)                                 The Executive performed his regular duties with the Company through August 31, 2013 (the “Separation Date”), on which date his employment with the Company voluntarily ended.

(b)                                 Except for (i) any unpaid base salary for services rendered prior to the Separation Date; (ii) reimbursement of any un-reimbursed business expenses incurred as of the Separation Date, (iii) accrued but unused vacation (if applicable), earned through the Separation Date; and (iv) all other payments, benefits or fringe benefits to which the Executive shall be entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant or his Amended and Restated Offer Letter Agreement, dated May 10, 2010, the Executive has been paid all compensation due and owing to him under any employment or other contract the Executive has or may have had with the Company or from any other source of entitlement, including all wages, salary, bonuses, incentive payments, profit-sharing payments, leave, severance pay or other benefits.  For clarity, Executive is entering into a Consulting Agreement with the Company contemporaneously with this Agreement (the “Consulting Agreement”).  As a result of Executive’s continuing service to the Company under and subject to the Consulting Agreement, the Executive and the Company acknowledge that, notwithstanding anything contained in this Agreement, any and all equity compensation grants to Executive made prior to the Separation Date, shall continue to vest and be exercisable pursuant to the terms of the agreements applicable to such grants and the Company’s equity incentive plan.

2.                                      Release.  On behalf of himself and his agents, heirs, executors, administrators, successors and assigns, the Executive hereby releases and forever discharges the Company, and any and all of its affiliates (excluding members), officers, directors, employees, agents, counsel, and successors and assigns of the Company, from any and all complaints, claims, demands, damages, lawsuits, actions, and causes of action, whether known, unknown or unforeseen, arising out of or in connection with any event, transaction or matter occurring or existing prior to or at the time of his execution of this Agreement, which he has or may have against any of them for any reason whatsoever in law or in equity, under federal, state, local, or other law, whether the same be upon statutory claim, contract, tort or other basis, including without limitation any and all claims arising from or relating to his employment or the termination of his employment and any and all claims relating to any employment contract, any employment statute or regulation, or any employment discrimination law, including without limitation the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Civil Rights Act of 1866 and the Equal Pay Act of 1963, all as amended, all state and local laws, regulations and ordinances prohibiting discrimination in employment, and other laws and regulations relating to employment, including but not limited to the Family and Medical Leave Act and the Fair Labor Standards Act, all as amended.  The Executive agrees, without limiting the generality of the above release, not to file any claim or lawsuit seeking damages or other relief and asserting any claims that are lawfully released in this paragraph 2.  The Executive further hereby irrevocably and unconditionally waives any and all rights to recover any relief and damages concerning the claims that are lawfully released in this paragraph 2.  The Executive represents and warrants that he has not previously filed or joined in any such claims against the Company or any of its affiliates, and that he has not given or sold any portion of any claims released herein to anyone else, and that he will indemnify and hold harmless the persons and entities released herein from all liabilities, claims, demands, costs, expenses and/or attorneys’ fees incurred as a result of any such assignment or transfer.  THE EXECUTIVE HEREBY ACKNOWLEDGES AND AGREES THAT THIS RELEASE IS A GENERAL RELEASE (EXCEPT AS PROVIDED HEREIN) AND THAT BY SIGNING THIS AGREEMENT, THE EXECUTIVE IS SIGNING AND AGREEING TO THIS RELEASE.  Notwithstanding any term or provision of this Agreement to the contrary, and specifically notwithstanding the foregoing releases, this Agreement does not relate to, and the Executive does not release, any rights the Executive may have with respect to any of the following:  (1) any contribution, indemnity, or other claim the Executive may have under the Fourth Amended and Restated Certificate of Incorporation of the Company or the Amended and Restated Bylaws of the Company (or any successor or similar provision), under any applicable policy of insurance, under any agreement relating to indemnification or under applicable law as a result of any action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that the Executive is or was a director, officer, executive or agent of the Company or serves or served any other enterprise at the request of the Company; (2) any non-waivable right to file a charge with the U.S. Equal Employment Opportunity Commission; or (3) any rights that may not be waived as a matter of law.

3.                                      Restrictive Covenants.

(a)                                 Non-competition. Because of the Company’s legitimate business interest as described herein and the good and valuable consideration offered to the Executive, for a twelve-month period beginning on the Separation Date the Executive agrees and covenants not to engage in Prohibited Activity within the United States.  For purposes of this paragraph 3(a), “Prohibited Activity” is activity in which the Executive contributes his knowledge, directly or indirectly, in whole or in part, as an employee, employer, owner, operator, manager, advisor, consultant, agent, employee, partner, director, stockholder, officer, volunteer, intern or any other similar capacity to an entity engaged in the “same or similar business” as the Company.  A business is engaged in the “same or similar business” as the Company if such business is researching, developing or commercializing any pharmaceutical or biological product with the same mechanism of action as the Company is researching and/or developing (either directly or through licensees or similar arrangements) on the Separation Date.  Prohibited Activity also includes activity that may require or inevitably requires disclosure of trade secrets, proprietary information or Confidential Information. Nothing herein shall prohibit the Executive from (i) purchasing or owning the publicly traded securities of any corporation; provided, that such ownership represents a passive investment and that the Executive is not a controlling person of, or a member of a group that controls, such corporation, or (ii) providing services to a not-for-profit entity, such as a charity, university, hospital or other entity not engaged in for-profit enterprise.

(b)                                 Non-solicitation of Employees.  The Executive agrees and covenants not to directly or indirectly solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment of any employee of the Company during a twelve-month period beginning on the Separation Date.

(c)                                  Non-disparagement.  Each of the Executive and the Company agrees and covenants that neither party will at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning the other party, including, with respect to the Company, its businesses, or any of its employees, officers, directors or its or their respective affiliates.

(d)                                 This paragraph 3 does not, in any way, restrict or impede the Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency; provided, that such compliance does not exceed that required by the law, regulation or order.  The Executive shall promptly provide written notice of any such order to the Chief Executive Officer of the Company.

4.                                      No Admission.  The Parties agree that nothing contained in this Agreement shall constitute or be treated as an admission of liability or wrongdoing by either of them.

5.                                      Modification; Severability.  The Parties agree that if a court of competent jurisdiction finds that any term of this Agreement is for any reason excessively broad in scope, duration, or otherwise, such term shall be construed or modified in a manner to enable it to be enforced to the maximum extent possible.  Further, the covenants in this Agreement shall be deemed to be a series of separate covenants and agreements.  If, in any judicial proceeding, a court of competent jurisdiction shall refuse to enforce any of the separate covenants deemed included herein, then at the option of the Company, wholly unenforceable covenants shall be deemed eliminated from the Agreement for the purpose of such proceeding to the extent necessary to permit the remaining separate covenants to be enforced in such proceeding.

6.                                      Certain Representations.  Each party represents and acknowledges that in executing this Agreement such party does not rely and has not relied upon any representation or statement made by the other party or the other party’s agents, representatives or attorneys with regard to the subject matter, basis or effect of this Agreement or otherwise.

7.                                      Entire Agreement.  This Agreement contains the entire agreement between the Parties relating to the subject matter of this Agreement, and may not be altered or amended except by an instrument in writing signed by both Parties hereto.

8.                                      Assignment.  This Agreement and the rights and obligations of the Parties hereunder may not be assigned by either party without the prior written consent of the other party.

9.                                      Binding Agreement.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective representatives, successors and permitted assigns.

10.                               Waiver.  Neither the waiver by either party of a breach of or default under any of the provisions of the Agreement, nor the failure of such party, on one or more occasions, to enforce any of the provisions of the Agreement or to exercise any right or privilege hereunder shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any provisions, rights or privileges hereunder.

11.                               Further Assurances.  The Parties agree to take or cause to be taken such further actions as may be necessary or as may be reasonably requested in order to fully effectuate the purposes, terms, and conditions of this Agreement.

12.                               Governing Law.  This Agreement, for all purposes, shall be construed in accordance with the laws of the State of Delaware without regard to conflicts of law principles.  Subject to paragraph 13, any action or proceeding by either of the parties to enforce this Agreement shall be brought only in a state or federal court located in the State of Delaware, and the parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

13.                               Arbitration.  Any dispute, controversy or claim arising out of or related to this Agreement or any breach of this Agreement shall be submitted to and decided by binding arbitration.  Arbitration shall be administered exclusively by JAMS and shall be conducted consistent with the rules, regulations and requirements thereof as well as any requirements imposed by state law.  Any arbitral award determination shall be final and binding upon the parties

14.                               Acknowledgment.  With respect to the release in paragraph 2 above, Executive agrees and understands that he is specifically releasing all claims under the Age Discrimination in Employment Act (29 U.S.C. § 621 et seq.), as amended.  The Executive acknowledges that he has read and understands the foregoing Agreement and executes it voluntarily and without coercion.  The Executive further acknowledges that he has had the opportunity to consult with an attorney prior to executing this Agreement, and that he has been advised in writing herein to do so.  In addition, the Executive has been given twenty-one (21) days, to consider, execute, and deliver this Agreement to the Chief Executive Officer of the Company at the Company’s principal business address, unless the Executive voluntarily chooses to execute this Agreement before the end of the 21-day period.  The Executive understands that he has seven (7) days following his execution of this Agreement to revoke it in writing, and that this Agreement is not effective or enforceable until after this seven-day period.  For such revocation to be effective, notice must be delivered to the Company at the Company’s principal business address, addressed to the attention of the Chief Executive Officer, no later than the end of the seventh calendar day after the date by which the Executive signed this Agreement.  The Executive expressly agrees that, in the event he revokes this Agreement, the Agreement shall be null and void and have no legal or binding effect whatsoever.  The Parties recognize that he may elect to sign this Agreement prior to the expiration of the 21-day consideration period specified herein, and the Executive agrees that if he elects to do so such election is knowing and voluntary and comes after full opportunity to consult with an attorney.

IN WITNESS HEREOF, THE PARTIES HAVE AFFIXED THEIR SIGNATURES BELOW:

Richard J. Rodgers	TESARO, Inc.

/s/ Richard J. Rodgers	By:	/s/ Leon O. Moulder, Jr.
	Name:	Leon O. Moulder, Jr.
	Title:	Chief Executive Officer

Date: August 31, 2013	Date:	August 31, 2013

ELECTION TO EXECUTE PRIOR TO EXPIRATION

OF TWENTY-ONE DAY CONSIDERATION PERIOD

I, Richard J. Rodgers, understand that I have 21 days within which to consider and execute the above Separation Agreement and Release.  However, after having an opportunity to consult counsel, I have freely and voluntarily elected to execute this Agreement before such 21-day period has expired.

August 31, 2013	/s/ Richard J. Rodgers
Date	Richard J. Rodgers